TERRITORY OF THE BRITISH VIRGIN ISLANDS
BVI BUSINESS COMPANIES ACT, 2004

CERTIFICATE OF INCORPORATION (SECTION 7)

The Registrar of Corporate Affairs, of the British Virgin Islands HEREBY CERTIFIES, that pursuant to the BVI Business Companies Act, 2004, all the requirements of the Act in respect of incorporation having been complied with,

RED TRIANGLES GROUP LIMITED

BVI COMPANY NUMBER: 1008192

is incorporated in the BRITISH VIRGIN ISLANDS as a BVI BUSINESS COMPANY, this 30th day of January, 2006.

REGISTRAR OF CORPORATE AFFAIRS · FINANCIAL SERVICES COMMISSION · BRITISH VIRGIN ISLANDS

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Asst. REGISTRAR OF CORPORATE AFFAIRS
30th day of January, 2006